Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA (November 4, 2010) Pool Corporation (NASDAQ/GSM: POOL) announced today that its Board of Directors declared a quarterly cash dividend of $0.13 per share. The dividend will be payable on December 8, 2010 to holders of record on November 24, 2010.  The Company also announced its intention to reactivate its existing share repurchase program.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOLCORP operates 289 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers.  For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:

Craig K. Hubbard
Investor Relations
985.801.5117
craig.hubbard@poolcorp.com